Exhibit 1

ASX	Level 18, 275 Kent Street
Sydney, NSW, 2000
Release

23 AUGUST 2021

WESTPAC – ASIC PROCEEDINGS ON THE PROVISION OF FINANCIAL PRODUCT ADVICE FINALISED

Westpac acknowledges today’s total civil penalty of $10.5 million handed down by the Federal Court of Australia in relation to proceedings brought by ASIC about the provision of financial product advice.

This penalty relates to the proceedings brought by ASIC in 2016 against Westpac Securities Administration Limited and BT Funds Management Limited, where “personal advice” was found to have been provided in relation to calls to 14 customers concerning the rollover of their external superannuation accounts in breach of certain provisions of the Corporations Act.

The penalty was fully provisioned by Westpac in its First Half 2021 accounts.

For further information:

Lisa Parrett	Andrew Bowden
Media Relations	Investor Relations
M. 0432 933 796	M. 0438 284 863
P. +612 8253 4008

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.